                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


                                (Amendment No. 2)


Filed by the Registrant  [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[X] Preliminary Proxy Statement     [ ] Confidential, for Use of the Commission
[ ] Definitive Proxy Statement      only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             FragranceNet.com, Inc.
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      1)    Title of each class of securities to which transaction applies:

      2)    Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      4)    Proposed maximum aggregate value of transaction:

      5)    Total fee paid:

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)    Amount Previously Paid:

      2)    Form, Schedule or Registration Statement No.:

      3)    Filing party:

      4)    Date Filed:

                             FragranceNet.com, Inc.
                    Notice of Special Meeting of Stockholders
                            to be held June     , 2005

                                                             Hauppauge, New York
                                                             June     , 2005

To the Holders of Common Stock
of FragranceNet.com, Inc.:

      A Special Meeting of Stockholders of FragranceNet.com, Inc. (the "Company") will be held at the Company's offices at 909 Motor Parkway,
Hauppauge, New York 11788, telephone (631) 582-5204, on June    , 2005 at 10:00
A.M. local time for the following purposes, as more fully described in the accompanying Proxy Statement:

      1. To consider and take action upon a proposal to approve an amendment of the Certificate of Incorporation of the Company to effect a 1 for 500 reverse split of shares of common stock (the "Common Stock"), par value $0.01 per share, of the Company , followed immediately by a 500 for 1 forward split of shares of Common Stock (the "Transaction"). As a result of the Transaction, (a) each share of the Company's common stock held by a stockholder holding fewer than 500 shares immediately before the effective time of the reverse stock split will be converted into the right to receive from the Company $0.97 in cash, without interest, and (b) each share of Common Stock held by a stockholder owning 500 or more shares will continue to represent one share of the Common Stock after completion of the Transaction. A copy of the proposed amendment to the Company's Certificate of Incorporation is attached as Appendix A to the accompanying Proxy Statement.

      2. To transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

      The close of business on June     , 2005 has been fixed by the Board of
Directors as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Meeting. A list of the stockholders entitled to vote at the Meeting may be examined at the Company's offices at 909 Motor Parkway, Hauppauge, New York 11788, during the ten-day period preceding the Meeting.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Transaction, passed upon the merits or fairness of the Transaction, or passed upon the accuracy or adequacy of the disclosure contained in this document. Any representation to the contrary is a criminal offense.

                                By Order of the Board of Directors,

                                Dennis M. Apfel
                                Chairman of the Board

      You are cordially invited to attend the Meeting in person. If you do not expect to be present, please mark, sign and date the enclosed form of Proxy and mail it in the enclosed return envelope, which requires no postage if mailed in the United States, so that your vote can be recorded.

                             FragranceNet.com, Inc.

                                 PROXY STATEMENT

      This Proxy Statement, which will be mailed commencing on or about June
   , 2005 to the persons entitled to receive the accompanying Notice of Special Meeting of Stockholders, is provided in connection with the solicitation of Proxies on behalf of the Board of Directors of FragranceNet.com, Inc. ("FragranceNet" or the "Company") for use at a Special Meeting of Stockholders
to be held on June     , 2005, and at any adjournment or adjournments thereof,
for the purposes set forth in such Notice. The Company's executive offices are located at 909 Motor Parkway, Hauppauge, New York 11788.

      At the close of business on June     , 2005, the record date stated in the
accompanying Notice, the Company had issued and outstanding 17,465,476 shares of common stock, par value $0.01 per share (the "Common Stock"), each of which is entitled to one vote with respect to each matter to be voted on at the Meeting.

      A majority of the number of issued and outstanding shares of Common Stock present in person or by proxy will constitute a quorum for the transaction of business at the Meeting. Abstentions and broker non-votes (as hereinafter defined) will be counted as present for the purpose of determining the presence of a quorum.

      Adoption of Proposal 1 will require the affirmative vote of a majority of the issued and outstanding shares of Common Stock. Shares held by stockholders who abstain from voting on a matter will be treated as "present" and "entitled to vote" on the matter and, thus, an abstention has the same legal effect as a vote against the matter. A "broker non-vote" refers to shares of Common Stock represented at the Meeting in person or by proxy by a broker or nominee where
(i) such broker or nominee has not received voting instructions on a particular matter from the beneficial owners or persons entitled to vote and (ii) such broker or nominee does not have discretionary voting power on such matter. A broker non-vote will have the effect of a vote against Proposal 1.

      If the accompanying Proxy is signed and returned, the shares represented by the Proxy will be voted in accordance with the specifications thereon. If the manner of voting such shares is not indicated on the Proxy, they will be voted in favor of Proposal 1.

                               SUMMARY TERM SHEET

      This summary term sheet highlights selected information from the Proxy Statement about the proposed Transaction. This summary term sheet may not contain all of the information that is important to you. For a more complete description of the Transaction, you should carefully read this Proxy Statement (including Appendix A) before you vote. For your convenience, the Company has directed your attention in parentheses to the location in this Proxy Statement where you can find a more complete discussion of each item listed below.

      As used in this Proxy Statement, "Transaction" refers to the proposed reverse stock split and forward stock split, together with the related cash payments to stockholders holding fewer than 500 shares. The term "affiliated stockholder" means any stockholder who is a director or executive officer of FragranceNet. The term "unaffiliated stockholder" means any stockholder other than an affiliated stockholder.

      Dennis M. Apfel, Jason S. Apfel and Eric J. Apfel (collectively, the "Apfels"), FragranceNet's directors, executive officers and controlling stockholders, have indicated that they intend to vote, or cause to be voted, shares that they directly or indirectly control in favor of the Transaction. The shares of Common Stock beneficially held by the Apfels represent approximately 63% of the voting power of the Company and, if voted as indicated, assure the approval of the Transaction. See also the information under the captions "Special Factors-Special Interests of the Affiliated Persons in the Transaction" and "Special Factors-Effects of the Transaction-Effect on Affiliated Stockholders".

      What is the proposed Transaction? The proposed Transaction is a 1 for 500 reverse stock split of the shares of Common Stock, followed by a 500 for 1 forward stock split of the Common Stock. If the Transaction is approved and completed:

      o FragranceNet stockholders holding fewer than 500 shares of Common Stock immediately prior to the reverse stock split ("Fractional Holders") will receive a cash payment from FragranceNet of $0.97 per share, without interest, for each share of Common Stock held immediately prior to the reverse stock split, and will no longer be stockholders of FragranceNet; and

      o FragranceNet stockholders holding 500 or more shares immediately prior to the effective time of the reverse stock split will continue to hold the same number of shares of Common Stock after completion of the Transaction and will not receive any cash payment.

      For a description of the treatment of shares held in street name, please see "Exchange of Fractional Share Certificates for Cash" in this Proxy Statement.

      What is the purpose of the Transaction? The purpose of the Transaction, which is described in more detail in the Proxy Statement under "Special Factors-Purpose and Reasons for the Transaction", is to:

      o relieve FragranceNet of the administrative burden and costs associated with filing reports and otherwise complying with the requirements of registration under the Securities Exchange Act of 1934 (the "Exchange Act"), by reducing the number of record stockholders from approximately 765 to approximately 85 and the number of holders beneficially but not of record of fewer than 500 shares from approximately 150 to zero and de-registering the Common Stock under the Exchange Act;

      o eliminate the expense and burden of dealing with a large number of stockholders holding small positions in the Common Stock;

      o give stockholders who own fewer than 500 shares of Common Stock immediately prior to the reverse stock split the opportunity to liquidate their shares of Common Stock at a fair price; and

      o cause minimal disruption to stockholders owning 500 or more shares of Common Stock.

      What is the reason for the two-step structure of the Transaction? The reason for the reverse stock split is to reduce the number of stockholders below
300. The reason for the forward stock split is to avoid the disruption which would otherwise be caused by the reverse stock split to the stockholders of record who own 500 or more shares of Common Stock prior to the Transaction. Implementing a forward stock split immediately following the reverse stock split will limit stockholder disruption, as it will not be necessary for stockholders owning 500 or more shares to forward their stock certificates to FragranceNet in exchange for (a) cash for fractional shares of Common Stock and (b) replacement stock certificates for whole shares of Common Stock. As a result of the two-step structure, the shareholdings of holders of 500 or more shares would not be affected in the transaction. Conducting the Transaction in this manner minimizes the costs of the Transaction while achieving the goals outlined in this Proxy Statement. See "Special Factors-Purpose and Reasons for the Transaction".

      Why is the Company proposing the Transaction at this time? The Company is proposing the Transaction at this time to reduce expenses as well as the distractions from the Company's business caused by the Company's public reporting obligations. See "Special Factors-Purpose and Reasons for the Transaction" and "Special Factors-Fairness of the Transaction".


      Is the Transaction fair? Based on the reasons detailed under "Special Factors-Fairness of the Transaction", the board of directors of FragranceNet and each of the Apfels individually believes that the proposed Transaction, including the price per share of Common Stock to be paid to Fractional Holders, is fair to FragranceNet's unaffiliated stockholders. The transaction was unanimously approved by all of the members of the board of directors of FragranceNet. FragranceNet did not:


      o obtain an independent fairness opinion in connection with the proposed Transaction;

      o structure the Transaction to require the approval of a majority of the shares held by unaffiliated stockholders; or

      o establish a committee of independent directors to represent the interests of unaffiliated stockholders.


      What are the effects of the Transaction? The board and each of the Apfels individually believes that the Transaction would have the following effects:


      o the number of the Company's stockholders of record would be reduced from approximately 765 to approximately 85 and the number of holders beneficially but not of record of fewer than 500 shares from approximately 150 to zero and the number of outstanding shares of Common Stock would decrease by approximately 0.6%, from 17,465,476 shares to approximately 17,365,470 shares at a cost to the Company (including expenses) of approximately $150,000;

      o FragranceNet would no longer be required to comply with the public company reporting requirements of the Exchange Act, and certain provisions of the Exchange Act would no longer apply to executive officers and directors of FragranceNet;

      o the Common Stock would no longer be eligible to be traded on the OTC Bulletin Board and any trading in the Common Stock after the Transaction would be limited to the "pink sheets" or privately negotiated sales;

      o stockholders who own fewer than 500 shares immediately prior to the effective time of the reverse stock split would no longer have an interest in or be stockholders of FragranceNet and would not be able to participate in any future earnings or growth of FragranceNet;

      o FragranceNet estimates that it would save approximately $200,000 per year in legal, accounting and other expenses, in addition to management time and attention, as a result of no longer being subject to the public company reporting requirements of the Exchange Act;

      o less information regarding FragranceNet would be publicly available because FragranceNet will no longer be subject to the public company reporting requirements of the Exchange Act;

      o the percentage of ownership of Common Stock beneficially owned by the current executive officers and directors of FragranceNet as a group would increase from approximately 63.2% to approximately 63.6% of the outstanding shares of Common Stock.

      What are the U.S. Federal Income Tax Consequences? The following discussion summarizing certain federal income tax consequences is based on current law and is included for general information only. Tax matters are very complicated, and the tax consequences to you of the Transaction will depend on your own situation. Stockholders should consult their own tax advisors as to the federal, state, local and foreign tax effects of the Transaction in light of their individual circumstances.


      The board and each of the Apfels individually believes that the Transaction would have the following federal income tax consequences:


      o The Transaction should result in no material federal income tax consequences to FragranceNet;

      o The receipt of cash in the Transaction by Fractional Holders would be taxable for Federal income tax purposes; and

      o stockholders who own 500 or more shares of the Common Stock immediately prior to the reverse stock split would not recognize any gain or loss in connection with the Transaction.


      What are the costs of the Transaction? The board and each of the Apfels individually estimates that the total funds required to complete the Transaction would be approximately $150,000, including the funds needed to:


      o     pay cash to the Fractional Holders for their fractional shares;

      o     cover costs of exchanging the fractional shares for cash; and

      o     pay fees and expenses relating to the Transaction.

      How would the Company pay for the Transaction? The Company plans to pay amounts due to the Fractional Holders and other costs, fees and expenses incurred in connection with the Transaction from its working capital.

      Are there appraisal rights available to the stockholders? Under Delaware law, you are not entitled to dissent from the Transaction nor are you entitled to appraisal rights.

      What is the vote required to approve the Transaction? Approval of the Transaction requires the approval of the holders of a majority of the outstanding shares of Common Stock entitled to vote on the proposed Transaction at the Special Meeting.

      What is the recommendation of the board of directors? The board of directors unanimously recommends that stockholders of FragranceNet vote "FOR" the approval of the Transaction.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

      Certain statements included in and incorporated by reference into this Proxy Statement are"forward-looking statements". Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of FragranceNet to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements are based on our current expectations and are subject to a number of risks, uncertainties and assumptions relating to our operations, financial condition and results of operations, including, among others, rapid technological and other changes in the market we serve, our numerous competitors and the few barriers to entry for potential competitors, the short-term nature of many of our contracts, the seasonality and quarterly variations we experience in our revenue, our uncertain revenue growth, our ability to attract and retain qualified personnel, our ability to expand our infrastructure and manage our growth, and our ability to identify, finance and integrate acquisitions, among others. If any of these risks or uncertainties materialize, or if any of the underlying assumptions prove incorrect, actual results may differ significantly from results expressed or implied in any forward-looking statements made by us. These and other risks are detailed in the Company's Annual Report on Form 10-KSB and in other documents filed by us with the Securities and Exchange Commission. FragranceNet undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                   PROPOSAL 1

                    AMENDMENT TO THE COMPANY'S CERTIFICATE OF
                       INCORPORATION TO EFFECT A 1 FOR 500
                               REVERSE STOCK SPLIT


General


      The Company's board of directors is proposing the Transaction, a 1 for 500 reverse stock split followed immediately by a 500 for 1 forward stock split of the Common Stock. In connection with the Transaction, the Company's board of directors has unanimously adopted a resolution approving, declaring advisable and recommending to stockholders for approval, an amendment to the Company's Certificate of Incorporation to effect the 1 for 500 reverse stock split. The form of amendment is attached hereto as Appendix A.


      The purpose of the reverse stock split is to decrease the number of holders of outstanding shares of Common Stock to below 300 so that FragranceNet may terminate its registration under the Exchange Act. FragranceNet would immediately follow the reverse stock split with a forward stock split (a) to avoid the disruption to the holders of 500 or more shares of Common Stock who are not being cashed out in the Transaction and (b) to reduce the costs of the Transaction by avoiding costs which would be associated with cashing out the fractional shares of the holders of 500 or more shares of stock and reissuing stock certificates to such stockholders. See "-Special Factors-Fairness of the Transaction-Factors Considered in Determining Whether to Terminate Registration as a Reporting Company".

      The proposed amendment would not change the number of authorized shares of Common Stock or the par value of the shares of Common Stock.

      No fractions of shares would be issued to Fractional Holders in connection with the Transaction and, after the Transaction, no Fractional Holder would have any further interest as a stockholder of FragranceNet. Fractional Holders would be entitled to receive $0.97 per share of Common Stock held immediately prior to the reverse stock split.

      If approved by the stockholders, the Transaction will be accomplished by the filing of a Certificate of Amendment to FragranceNet's Certificate of Incorporation with the Delaware Secretary of State. The Company plans to file the Certificate of Amendment as soon as practicable after the proposed amendment is approved by stockholders at the Special Meeting. Under the Delaware General Corporation Law, the amendment to the Certificate of Incorporation will become effective on the date of filing, unless the Company specifies otherwise. The Company's board of directors reserves the right not to file the Certificate of Amendment until such time as the board of directors determines that filing is in the best interests of FragranceNet and the stockholders. The Company's board of directors also reserves the right to abandon the Transaction before or after the Special Meeting and prior to the effectiveness of the Transaction if for any reason the board of directors deems it advisable to do so.

      Any Fractional Holder who desires to retain an equity interest in FragranceNet after the Transaction may do so by purchasing, prior to the effective time of the reverse stock split, a sufficient number of shares of Common Stock so that the stockholder holds 500 or more shares of the Common Stock. Due to the limited trading market for the Common Stock, it may be difficult for a Fractional Holder to purchase enough shares to retain an equity interest in FragranceNet.

                                 SPECIAL FACTORS

Background of the Transaction

      From time to time, beginning in June 2003 shortly following the adoption by the SEC of final rules pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 ("SOX"), members of management and the board of directors have informally discussed the relative costs and benefits of remaining a public company. Such discussions were general in nature, and none were material to the currently proposed Transaction. FragranceNet has historically been a very small company, with a relatively large number of small stockholders and infrequent trading in its Common Stock. In recent years, particularly since the adoption of SOX, FragranceNet's costs relating to its public company status have increased, as a result of the requirement that FragranceNet's quarterly financial statements be reviewed by FragranceNet's independent auditors and as a result of the enactment of SOX. For these reasons, in January and February, 2005, Dennis M. Apfel, our Chief Executive Officer and Chairman of the Board, raised in informal discussions with other members of the board whether FragranceNet should consider terminating its public company status. In particular, the Company's directors began evaluating whether the Company was achieving the benefits of being a publicly traded company versus the costs of maintaining its public reporting obligations, coupled with the limited liquidity and trading volatility associated with the limited trading of the Common Stock. At a meeting of the board of directors of the Company held on February 17, 2005 the directors formally considered the expenses that the Company would incur if it continued its public company status. The directors also considered various alternatives to the Company's status as a public company. See "-Fairness of the Transaction" and "-Factors Considered in Determining Form of Transaction".

      At a meeting held on March 17, 2005, the board of directors determined that it is in the best interests of FragranceNet and its stockholders to reduce the number of stockholders of record of FragranceNet and to terminate FragranceNet's status as a reporting company under the Exchange Act. After consideration of the alternatives described below (see "-Fairness of the Transaction"), the board of directors decided to accomplish this objective through:

      o a 1 for 500 reverse stock split, followed by a 500 for 1 forward stock split for stockholders holding 500 or more shares of Common Stock immediately prior to the reverse stock split, and

      o a cash payment to each stockholder holding fewer than 500 shares of Common Stock immediately prior to the reverse stock split in exchange for such holder's fractional shares.

After further consideration at the meeting, the board of directors determined that the amount of the cash payment to each Fractional Holder would be $0.97 per share of Common Stock held immediately prior to the reverse stock split. The board then adopted the proposed amendment to the Certificate of Incorporation to effect the Transaction and directed that the proposed amendment be submitted to the stockholders for approval at the Special Meeting. The board did not form a committee of independent directors to consider the Transaction because the Company does not have any independent directors. The Company's only directors are the Apfels.

Purpose and Reasons for the Transaction


      The board of directors, and each of the Apfels individually, decided to propose the Transaction in order to (a) reduce administrative costs incurred by FragranceNet in connection with the continued registration of the Common Stock under the Exchange Act, (b) reduce administrative costs incurred by FragranceNet in connection with the maintenance of small stockholder accounts, (c) allow small stockholders to liquidate their shares easily, (d) avoid disruption to the holders of 500 or more shares of Common Stock, who would not be cashed out in the Transaction and (e) limit the costs of the Transaction by avoiding costs associated with cashing out the fractional shares of the holders of 500 or more shares of Common Stock and reissuing stock certificates to such stockholders. See "-Fairness of the Transaction-Factors Considered in Determining Whether to Terminate Registration as a Reporting Company". FragranceNet is undertaking the Transaction at this time in order to obtain the benefits of the Transaction at the earliest possible date and to avoid expected increased costs in complying with new federal securities regulations adopted under the Sarbanes-Oxley Act of 2002, particularly Section 404 thereof, which requires the Company's auditors to audit the Company's internal financial controls. The cost of implementing
Section 404's internal control requirements is unduly burdensome and costly considering the Company's size, because the Company does not have adequate personnel to implement the new requirements of Section 404 and would incur substantial costs to enact such procedures.


      Exchange Act Reporting and Cost Savings. As a public company, FragranceNet is required to prepare and file with the SEC, among other items, the following Exchange Act reports:

      o     Annual Reports on Form 10-KSB;

      o     Quarterly Reports on Form 10-QSB;

      o Proxy statements and annual reports to stockholders as required under the Exchange Act; and

      o     Current Reports on Form 8-K.

      The legal and accounting costs associated with these reports and other filing obligations comprise a significant overhead expense. These costs include professional fees for the Company's auditors and corporate counsel, printing and mailing costs, internal compliance costs, and transfer agent costs. These Exchange Act reports and related costs and expenses have been increasing over the years. The Company believes that they will continue to increase, particularly as a result of the additional reporting and disclosure obligations imposed on public companies by the Sarbanes-Oxley Act of 2002, and particularly
Section 404 thereof, which requires the Company's auditors to audit the Company's internal financial controls. The cost of implementing Section 404's internal control requirements is unduly burdensome and costly considering the Company's size, because the Company does not have adequate personnel to implement the new requirements of Section 404 and would incur substantial costs to enact such procedures.

      In addition to out-of-pocket costs, FragranceNet also incurs indirect costs associated with its public company status, including executive time spent to prepare and review SEC filings. Because FragranceNet has few executive personnel, these indirect costs can be substantial. The savings in out-of-pocket costs that would result from the Transaction are estimated to be as follows:

Item                                                  Approximate Amount
----                                                  ------------------
Independent Auditors Fees                                  $165,000
SEC Counsel Fees                                             25,000
Printing and Mailing Costs                                   10,000
------------------------------------------            ------------------
                          TOTAL                            $200,000

      Administrative Expenses to Maintain Small Stockholder Accounts. As of the date of the Proxy Statement, FragranceNet had approximately 765 stockholders of record. On that date, approximately 580 stockholders of record and approximately 150 holders beneficially but not of record owned fewer than 500 shares each. Although holders of fewer than 500 shares constitute 76% of the stockholders of record of FragranceNet, such stockholders own only 0.2% of the outstanding shares of Common Stock. The cost of administering each registered stockholder's account is the same regardless of the number of shares held in that account. Therefore, the Company's costs to maintain such small accounts are disproportionately high when compared to the total number of shares involved and the value of each share.

      Liquidity for Small Stockholders. The Company believes that holders of fewer than 500 shares may be deterred from selling their shares because of the lack of an active trading market and because of disproportionately high brokerage costs. The trading volume in the Company's stock has been, and continues to be, limited. The stock does not trade everyday and trades fewer than 1,000 shares on many other days. The average trading volume of the stock over the past 12 months is approximately 515 shares per day.


      Based upon the average closing price per share during the six-month period from September 15, 2004 to March 15, 2005, of $0.88 per share, each holder of fewer than 500 shares of Common Stock owns stock valued in the aggregate at $440, or less. 580 stockholders of record and approximately 150 holders beneficially but not of record own 500 or fewer shares. The board of directors and each of the Apfels individually believes that the Transaction would give Fractional Holders an opportunity to receive a fair price in cash for their shares without having to pay disproportionately high brokerage commissions. The cash-out price of $0.97 per share represents a premium of 10% over the average closing price per share of the Common Stock during the 180 days prior to the announcement of the Transaction and a premium of approximately 50% over the closing price of the Common Stock on May 25, 2005.


      Lack of Capital from Public Markets. FragranceNet has been unable to take advantage of the capital available through the public markets due to its historically low stock price. In addition, the Common Stock has attracted limited institutional investors or market research attention that could have created a more active and liquid market for the Common Stock. This lack of liquidity has hindered the Company's ability to use the Common Stock as a significant part of its employee compensation and incentive strategy. Further, the board of directors of FragranceNet does not currently intend to raise capital through sales of the Company's securities in a public offering or to acquire other business entities using Common Stock as the consideration for the acquisition. Accordingly, FragranceNet has not, and is not likely to, make use of, or benefit from, the advantages generally associated with operating as a public company.

      Competitive Disadvantage. As a public company, FragranceNet is required to make certain disclosures in connection with its SEC reporting obligations. Those public disclosures can place FragranceNet at a competitive disadvantage by providing its non-public competitors with strategic information about FragranceNet's business, operations and financial results, while not providing FragranceNet with access to similar information about those competitors.


      In light of FragranceNet's limited size and resources, competitive disadvantages related to its public reporting obligations and its lack of intent to raise capital through a public offering or effect acquisitions using Common Stock, FragranceNet's board of directors and each of the Apfels individually does not believe the costs associated with maintaining the registration of the Common Stock under the Exchange Act and maintaining the Company's stockholder accounts with fewer than 500 shares are justified. The board of directors and each of the Apfels individually believes that it is in the best interests of FragranceNet and its stockholders as a whole to eliminate the administrative burden and costs associated with maintaining the registration of the Common Stock under the Exchange Act and maintaining stockholder accounts of fewer than 500 shares.


Fairness of the Transaction


      The board of directors and the Apfels in their individual capacities have each analyzed the Transaction and its anticipated effects on the Company's stockholders, and have unanimously deemed the Transaction and related de-registration under the Exchange Act to be substantively and procedurally fair to, and in the best interests of, the Company's unaffiliated stockholders, whether they are cashed out or remain as stockholders following the Transaction. In particular, the board of directors and each of the Apfels individually believes that:


      o the Transaction is fair to, and in the best interests of, FragranceNet's unaffiliated stockholders who are cashed out and those who are not cashed out; and

      o the process by which the Transaction is to be approved is fair to FragranceNet's unaffiliated stockholders who are cashed out and those who are not cashed out.


      In deciding upon the fairness of the Transaction, the board of directors and each of the Apfels gave consideration to numerous factors, including those described below and the reasons for the Transaction set forth in "-Purpose and Reasons for the Transaction" above. In reaching its conclusion, the board and each of the Apfels did not assign any relative or specific weights to the various factors considered, except as specifically described below. Individual directors and each of the Apfels may have given differing weights to different factors.



      Factors Considered in Determining Whether to Terminate Registration as a Reporting Company. At its meeting on February 17, 2005, the board first considered whether it was in the best interests of FragranceNet and its stockholders to engage in a transaction to reduce the number of stockholders in order to terminate FragranceNet's status as a reporting company under the Exchange Act. The board and each of the Apfels individually considered the following positive factors in determining that it was in the best interests of FragranceNet and its stockholders to engage in such a transaction:


      o FragranceNet and its stockholders receive little benefit from FragranceNet being a public company because of FragranceNet's very small size, the lack of analyst coverage and the limited trading in FragranceNet's stock;

      o Terminating FragranceNet's registration under the Exchange Act and reducing the number of stockholders would reduce FragranceNet's annual out-of-pocket expenses by approximately $200,000 and save management considerable time and effort that is currently being expended to comply with Exchange Act provisions;

      o The costs of the Company remaining a public company are increasing as a result of the enactment of the Sarbanes-Oxley Act of 2002, particularly Section 404 thereof, which requires the Company's auditors to audit the Company's internal financial controls. The cost of implementing Section 404's internal control requirements is unduly burdensome and costly considering the Company's size, because the Company does not have adequate personnel to implement the new requirements of Section 404 and would incur substantial costs to enact such procedures;

      o As described above under "-Purpose and Reasons for the Transaction-Liquidity for Small Stockholders", small stockholders would receive an opportunity to liquidate their investment in FragranceNet and receive a fair price in cash for their shares, without payment of disproportionately high brokerage costs. The cash-out price represents a premium of 10% over the average closing price per share of the Common Stock during the 180 days prior to the announcement of the Transaction and a premium of approximately 50% over the closing price of the Common Stock on May 25, 2005; and

      o The two-step structure of the Transaction would avoid disruption to the holders of 500 or more shares of Common Stock who are not being cashed out in the Transaction by avoiding the necessity for such stockholders to forward their stock certificates to FragranceNet in exchange for (a) cash for fractional shares of Common Stock and (b) replacement stock certificates for whole shares of Common Stock.


The board and each of the Apfels individually considered the following negative factors in determining whether it is in the best interests of FragranceNet and its unaffiliated stockholders to terminate the registration of the Common Stock under the Exchange Act:



      o Information regarding FragranceNet that would be available to its stockholders would be reduced as a result of the termination. Upon the termination, the Company's duty to file periodic reports with the SEC will be suspended. Information regarding the Company's operations and financial results that is currently available to the general public and the Company's investors will not be available after the Company has terminated the registration of the Common Stock. Upon such termination, investors seeking information about FragranceNet will have to contact FragranceNet directly to receive such information, and FragranceNet cannot assure investors that it will provide the requested information to an investor. While the board and each of the Apfels individually acknowledges that the lack of publicly available information may be disadvantageous to the Company's unaffiliated stockholders, the board and each of the Apfels individually believes that the overall benefits to FragranceNet of no longer being a public reporting company substantially outweigh the disadvantages thereof. Accordingly, the board of directors and each of the Apfels individually believes that the Transaction is in the best interests of FragranceNet;


      o The ability of stockholders of FragranceNet to engage in transactions in FragranceNet stock in public markets would likely be reduced or eliminated altogether, and stockholders may no longer have the option of selling their Common Stock in a public market. While shares may be quoted in the "pink sheets", any public market for the Common Stock will likely by highly illiquid after the suspension of the Company's periodic reporting obligations. It should also be noted, however, that based on the historically low trading volume in the Common Stock, this factor may have limited impact on the stockholders;

      o The value of the Common Stock might decline significantly after the termination of its registration under the Exchange Act. Due to the limited liquidity of the Common Stock, the diminished public trading market for the Common Stock expected to result from the Transaction, the termination of the Company's obligation to make public financial and other information expected to result from the Transaction and the diminished opportunity for stockholders to monitor the management of the Company due to the lack of public information, stockholders who are not cashed-out may experience a significant decrease in the value of their shares of Common Stock;

      o Cashed-out stockholders will have no further financial interest in FragranceNet with respect to their cashed-out shares, and will therefore not have the opportunity to participate in the potential appreciation in the value of such shares. The board determined that this factor does not make the Transaction unfair to unaffiliated stockholders because those unaffiliated stockholders who wish to remain stockholders after the Transaction can do so by purchasing additional shares so that they own at least 500 shares of Common Stock immediately before the effectiveness of the Transaction, although it may be difficult to do so as a result of the limited trading market for the Common Stock. Furthermore, although it may be difficult for a stockholder to purchase enough shares to retain an equity interest in the Company due to the limited trading market for the Common Stock, the potential difficulty is outweighed by the substantive features and procedural safeguards of the Transaction;

      o Stockholders would lose certain protections currently provided under the Exchange Act, such as limitations on short-swing transactions by executive officers and directors under Section 16 of the Exchange Act;

      o     FragranceNet would incur costs in engaging in any such transaction;


      o The Transaction will be approved by all of the Company's stockholders without a vote by unaffiliated stockholders. With respect to the fact that our directors and executive officers hold sufficient shares of Common Stock to approve the Transaction, the board of directors and each of the Apfels individually believes that the potential conflict is outweighed by the substantive features and procedural safeguards of the Transaction, including the equal application of the Transaction to all shares of the Common Stock, the fact that all stockholders will have the option to remain stockholders of the Company by purchasing additional shares so that they own at least 500 shares of Common Stock immediately before the effectiveness of the Transaction, and the fairness of the cash-out price offered to all stockholders. Although it may be difficult for a stockholder to purchase enough shares to retain an equity interest in the Company due to the limited trading market for the Common Stock, many stockholders should be able to purchase a sufficient number of shares, so the potential difficulty is outweighed by the other substantive features and procedural safeguards of the Transaction.



            In addition, the board and each of the Apfels individually determined that requiring the Transaction to be approved by a majority of unaffiliated stockholders would usurp the power of the holders of a majority of FragranceNet's outstanding shares to consider and approve the proposed amendment as provided under Delaware law and FragranceNet's charter. Neither the board of directors, nor any of the Apfels individually, gave any consideration to seeking a waiver of the voting rights by FragranceNet's majority stockholders. The board and each of the Apfels individually concluded that such a step would be unnecessary to ensure the fairness of the Transaction to the unaffiliated stockholders of FragranceNet, and the Transaction would not yield any special benefit to the majority stockholders;


      o The board of directors did not obtain a fairness opinion, report, appraisal or other independent assessment, nor was an unaffiliated representative acting solely on behalf of the stockholders for the purpose of negotiating the terms of the Transaction proposal or preparing a report covering the fairness of the Transaction proposal retained by FragranceNet or by the board of directors, because the Transaction is structured in such a way that it will apply equally to both affiliated and unaffiliated stockholders. While all of the Company's affiliated stockholders will remain stockholders of the Company following the Transaction by virtue of the size of their holdings, unaffiliated stockholders will have the same opportunity if they so choose (by purchasing additional shares prior to the effectiveness of the Transaction). Furthermore, the board of directors did not believe that it would be cost-effective to obtain a fairness opinion or to retain an unaffiliated stockholder representative, because the aggregate value of the fractional shares to be purchased is only approximately $100,000, and the board believes that a fairness opinion would cost between $50,000 and $100,000 to obtain and retaining an unaffiliated representative would likely also be difficult and expensive.


      After consideration of these factors, the board of directors and each of the Apfels individually determined that the benefits of terminating FragranceNet's registration under the Exchange Act outweigh the detriments to FragranceNet and its unaffiliated stockholders, including unaffiliated stockholders who are cashed out and those who are not cashed out in the Transaction, and that when viewed together, the foregoing factors support a conclusion that the Transaction is fair to Fragrancenet's unaffiliated stockholders who are cashed out and those who are not cashed out in the Transaction.


      Factors Considered in Determining Form of Transaction. After considering different forms of transactions at its meeting on February 17, 2005, the board determined at its meeting on March 17, 2005 to conduct a reverse stock split followed by a forward stock split in order to ensure that the Company would have fewer than 300 stockholders of record, which is necessary to terminate the registration of the Common Stock under the Exchange Act, and to avoid disruption to stockholders not being cashed out. The board considered the fact that small stockholders would not have a choice as to whether to sell their shares in this form of transaction, but also took into account that the economic interests represented by their shares were very small.


      In addition, the board took into account the fact that the Transaction includes the opportunity to remain a stockholder of the Company. Prior to the effectiveness of the Transaction, a current holder of fewer than 500 shares of Common Stock may elect to remain a stockholder of the Company by acquiring enough shares so that they hold at least 500 shares in their account immediately prior to the effectiveness of the Transaction. The board of directors and each of the Apfels individually considers the structure of the Transaction to be fair to unaffiliated stockholders because it allows each stockholder to control the decision of whether to remain a stockholder of the Company following the Transaction or to receive the cash-out price offered in connection with the Transaction.


      The board selected 500 shares as the ownership minimum because it would ensure that, after completion of the Transaction, the number of record stockholders would be fewer than the 300 stockholder threshold necessary to terminate registration with the SEC, it would substantially reduce the number of stockholders of record of FragranceNet and it would require the repurchase of a relatively small number of shares (approximately 100,000 shares, or 0.6% of FragranceNet's outstanding shares). The board and each of the Apfels individually believes that the ratio of 1-for-500 shares is fair because it was calculated without bias toward any group of stockholders. The ratio will be applied equally to all shares of the Common Stock.



      The board and each of the Apfels individually considered different types of transactions to accomplish the reduction in the number of stockholders. The following were the alternative transactions considered but rejected:



      o Traditional Stock Repurchase Program. The board and each of the Apfels individually considered a plan in connection with which the Company would periodically repurchase shares of Common Stock on the open market at then current market prices. The board and each of the Apfels individually rejected such an approach, however, because repurchasing enough shares in this manner to enable the Company to de-register the Common Stock under the Exchange Act would likely take an extended period of time, have no assurance of success and be of undeterminable cost.



      o Odd-lot Tender Offer. An odd-lot tender offer is a tender offer in which an issuer offers to purchase from its stockholders who hold less than a "round lot" of shares, or 100 shares, all of their shares. For example, if a stockholder held 78 shares, the issuer would offer to purchase all of that stockholder's shares. If the stockholder held 178 shares, however, the issuer would not offer to purchase any of the stockholder's shares. The board and each of the Apfels individually believed that this alternative might not result in shares being tendered by a sufficient number of record stockholders to reduce the number of stockholders below 300. The board and each of the Apfels individually found it unlikely that many holders of small numbers of shares would make the effort to tender their shares given the limited value of the shares and the relative inconvenience associated with making a tender.



      o Tender Offer to All Unaffiliated Stockholders. The board of directors and each of the Apfels individually determined that FragranceNet did not have the funds to effect this transaction and would have to incur an unacceptably high amount of additional debt, if available, in order to effect this transaction, and, in any event, there might not be a sufficient number of record stockholders tendering their shares to reduce the number below 300.



      o Reverse Stock Split Only. Although this alternative would accomplish the objective of reducing the number of record stockholders below the 300 stockholder threshold, FragranceNet would be required to cash-out fractional share interests held by each stockholder, not just Fractional Holders. The board and each of the Apfels individually rejected this alternative due to the disruption which would be caused to holders of 500 or more shares of Common Stock, who would not be cashed out in the Transaction.



      o Business Combination. The board and each of the Apfels individually did not consider a business combination as a means of reducing the number of shareholders. FragranceNet only considered transactions that could be accomplished unilaterally by FragranceNet and its stockholders, as FragranceNet has limited financial and management resources and a business combination would be much more expensive, time consuming and uncertain than a transaction that could be accomplished unilaterally. For example, a business combination would require FragranceNet to seek and find an acquiror and negotiate a combination agreement, which would be subject to numerous closing conditions, all of which would take a significant amount of time of money.


      o Maintaining the Status Quo. The board and each of the Apfels individually considered maintaining the status quo, in which case the Company would continue to incur the expenses of being a public reporting company without enjoying the benefits traditionally associated with public company status. The board and each of the Apfels individually believes that maintaining the status quo is not in the best interests of the Company and rejected this alternative.



      Factors Considered in Determining Cash-Out Price of Fractional Shares. In considering the price to be paid to stockholders otherwise entitled to fractional shares of Common Stock in the Transaction, the board reviewed materials regarding the valuation of shares of Common Stock. The following materials were prepared or obtained by management and distributed to the board and to the Apfels:


      o FragranceNet's audited financial statements for the fiscal year ended March 31, 2004;

      o FragranceNet's quarterly reports on Form 10-QSB for the fiscal quarters ended June 30, 2004, September 30, 2004 and December 31, 2004;

      o a listing of bid prices for the Common Stock between January 15, 2004 and March 15, 2005; and

      o a schedule of the book value of the Common Stock at the end of each fiscal quarter of the Company from and including March 31, 2003 through December 31, 2004.


      In making its determination, the board and each of the Apfels individually discussed the following potential measures of value:



      o Current Market Prices; Recent Historical Market Prices. The board of directors and each of the Apfels individually considered recent historical market prices and current market prices of the Common Stock. The cash-out price represents a premium of 10% over the average closing price per share of the Common Stock during the 180 days prior to the announcement of the Transaction ($0.88) and a premium of approximately 50% over the closing price of the Common Stock on May 25, 2005.



      o Net Book Value. As of December 31, 2004, the net book value per share of Common Stock was $0.07. The board and each of the Apfels individually noted that the cash-out price represented a significant premium over the net book value and net asset value per share of FragranceNet.

      o Going Concern Value. The board and each of the Apfels individually did not determine a specific going concern value for FragranceNet, but it and they did indirectly consider the Company's going concern value. The board and each of the Apfels individually reviewed FragranceNet's net asset value, recent operating results and limited liquidity. The board and each of the Apfels individually reviewed the results of operations of FragranceNet for the previous three years and for the first three quarters of fiscal year 2005. For fiscal years 2002, 2003 and 2004, FragranceNet reported net income (losses) of $177,151, $57,496 and $407,777, respectively. The cash-out price represents a price to earnings ratio of approximately 45 times, based on the $0.02 per share earned by the Company in the year ended March 31, 2004. Based on the factors described above, the board and each of the Apfels individually determined that the Company's going concern value would not exceed the cash-out price.



      o Liquidation Value. The board and each of the Apfels individually reviewed liquidation value as the price which could be received for all of the assets of FragranceNet in a sale, assuming that FragranceNet received 100% of the value of its inventory and receivables, and paid its operating expenses. Based on that calculation, the board and each of the Apfels individually concluded that the Company's liquidation value would be approximately $0.06 per share, which would be significantly less than the Company's then current market value of the Common Stock of approximately $0.88 per share. Even if the Company were to receive $5,000,000 for its intangibles, such as its customer list, which the board and each of the Apfels individually did not believe to be likely, the board and each of the Apfels individually concluded that the liquidation value of the Company would increase to approximately $0.35 per share, still well below the then current market value of the Common Stock. Since the $0.97 per share cash-out price is higher than both $0.06 and $0.35, the board and each of the Apfels individually determined that the cash-out price is greater than the liquidation value of the Company.



      In fixing the $0.97 per share cash-out price, the board and each of the Apfels individually determined that, given the wide fluctuation in the trading price of the Company's shares, it would be appropriate to take the average trading price of the Company's shares over the 180 days prior to the announcement of the Transaction, which was approximately $0.88 per share, and to add a 10% premium. Although the Company's shares traded as high as $1.22 per share for two days in February 2005, the board and each of the Apfels individually determined that such trading price was an aberration and that, as noted above, an average trading price over a longer period of time was a more appropriate way to determine the cash-out price per share.



      In addition to the valuation methodology used by the board and each of the Apfels individually to calculate the cash-out price per share, the board and each of the Apfels individually considered several other methodologies. In particular, the board and each of the Apfels individually considered adding no premium to its calculated $0.88 per share average trading price, but determined that doing so would not be fair to the unaffiliated stockholders. In addition, the board and each of the Apfels individually considered determining the cash-out price based upon the factors described above - net book value, going concern value and liquidation value - but determined that those methods would result in a cash-out price per share that would be significantly lower, and therefore less fair to the unaffiliated stockholders, than the $0.97 per share cash-out price.



      All of the factors considered by the board and each of the Apfels individually in determining the fairness of the cash-out price have been discussed in this section. After consideration of these factors, the board of directors and each of the Apfels individually determined that the cash-out price is fair to the unaffiliated stockholders of FragranceNet, including unaffiliated stockholders who are cashed out and those who are not cashed out in the Transaction.


      Additional Factors Considered in Determining Fairness of Transaction. The board of directors and each of the Apfels individually considered the following additional factors in determining that the proposed Transaction would be fair to FragranceNet's unaffiliated stockholders:


      o the Transaction was unanimously approved by the board of directors of FragranceNet;


      o the Transaction is not structured so that approval of at least a majority of unaffiliated stockholders is required. The board determined that any such voting requirement would usurp the power of the holders of a majority of FragranceNet's outstanding shares to consider and approve the proposed amendment as provided under Delaware law and FragranceNet's charter documents. In addition, the board of directors and each of the Apfels individually believes that the potential conflict is outweighed by the substantive features and procedural safeguards of the Transaction, including the equal application of the Transaction to all shares of the Common Stock, the fact that all stockholders will have the option to remain stockholders of the Company by purchasing additional shares so that they own at least 500 shares of Common Stock immediately before the effectiveness of the Transaction, and the fairness of the cash-out price offered to all stockholders.


            Furthermore, the Company is seeking approval of the Transaction through a formal stockholders' meeting, even though stockholder approval could instead be obtained through a majority written consent under Delaware corporate law. This approval mechanism was chosen to give stockholders the time and opportunity to express their views at a duly convened stockholders' meeting regarding the Transaction. The Company was not obligated to take any of these actions, but took them in an effort to ensure that the Transaction is fair to the unaffiliated stockholders of the Company;

      o as a result of the Transaction, those unaffiliated stockholders who will continue as stockholders following the transaction will maintain approximately the same percentage ownership that they had prior to the Transaction. Upon effectiveness of the Transaction, the number of outstanding shares of Common Stock would decrease by approximately 0.6%, from 17,465,476 shares to approximately 17,365,470. The shares of Common Stock beneficially owned by the current executive officers and directors of FragranceNet as a group would increase from approximately 63.2% to approximately 63.6% of the outstanding shares of Common Stock;

      o no independent committee of the board has reviewed the fairness of the Transaction. None of the Company's directors are independent;

      o no unaffiliated representative acting solely on behalf of the stockholders for the purpose of negotiating the terms of the Transaction proposal or preparing a report covering the fairness of the Transaction proposal was retained by FragranceNet or by the board of directors. FragranceNet did not obtain any report, opinion or appraisal that is materially related to the Transaction. The board of directors did not believe that it would be cost-effective to obtain a fairness opinion or to retain an unaffiliated stockholder representative, because the aggregate value of the fractional shares to be purchased is only approximately $100,000, and the board believes that a fairness opinion would cost between $50,000 and $100,000 to obtain and retaining an unaffiliated representative would likely also be difficult and expensive. The board has determined that $0.97 per share is a fair cash-out price, and does not believe that the lack of a fairness opinion has any impact on the fairness of the cash-out price;

      o the board of directors considered the likelihood that the Transaction would be implemented. In this regard, it considered that there are no unusual requirements or conditions to the Transaction, and that the Company has the financial resources to implement the Transaction expeditiously; and


      o the Company has not made special provisions in connection with the Transaction to grant stockholders access to its corporate files or to obtain counsel or appraisal services at the Company's expense. The board and each of the Apfels individually did not consider these steps necessary to ensure the fairness of the Transaction. The board and each of the Apfels individually determined that such steps would be costly, time consuming and would not provide any meaningful additional benefits. With respect to stockholders' access to our corporate files, the board and each of the Apfels individually determined that this Proxy Statement, together with the Company's other filings with the SEC, provide adequate information for stockholders to make an informed decision with respect to the Transaction. In addition, Delaware law and the Company's Certificate of Incorporation, as amended, gives stockholders the right to review the Company's relevant books and records.



      Based upon all of the factors described above and the reasons for the Transaction set forth in "-Purpose and Reasons for the Transaction" above, the board of directors and each of the Apfels individually believes that the transaction is fair to, and in the best interests of, FragranceNet's unaffiliated stockholders, and the board of directors and each of the Apfels individually believes that the process by which the Transaction is to be approved is fair to FragranceNet's unaffiliated stockholders.



      Fairness to Remaining Stockholders Who Owned 500 or More Shares Prior to the Transaction. The board of directors and each of the Apfels individually considered several factors in determining that the proposed Transaction is fair to those unaffiliated stockholders who will remain after the Transaction because they owned 500 or more shares prior to the Transaction. While the Transaction will result in the loss of the protections of the Exchange Act for these stockholders and the loss of the ability to trade the Common Stock on the OTC Bulletin Board, the board and each of the Apfels individually determined the Transaction was fair to such stockholders for the following reasons:


      o Historical data indicates that the Common Stock trades publicly on an infrequent basis. In addition, FragranceNet and its stockholders currently receive little benefit from FragranceNet being a public company because of FragranceNet's very small size, the lack of analyst coverage and the limited trading in FragranceNet's stock. In addition, such stockholders may continue to attempt to trade in Common Stock on the "pink sheets" or in privately negotiated transactions. Therefore, the loss of the ability to trade on the OTC Bulletin Board should have a limited impact on remaining stockholders' ability to trade in the Common Stock. See "-Effect on Market for Shares";

      o Terminating FragranceNet's registration under the Exchange Act and reducing the number of stockholders would reduce FragranceNet's annual out-of-pocket expenses by approximately $200,000 and save management considerable time and effort that is currently being expended to comply with Exchange Act provisions. Remaining stockholders would be able to share in the benefits of the reduced costs to FragranceNet; and

      o As previously indicated, the two-step structure of the Transaction would avoid disruption to the holders of 500 or more shares of Common Stock, who would not be cashed out in the Transaction. See -"Fairness of the Transaction-Factors Considered in Determining Whether to Terminate Registration as a Reporting Company".

Effects of the Transaction


      Reduction in Number of Stockholders. The board and each of the Apfels individually expects that as a result of the Transaction, the number of stockholders of record of FragranceNet would be reduced from approximately 765 stockholders to approximately 85 stockholders and the number of holders beneficially but not of record of fewer than 500 shares would be reduced from approximately 150 to zero, depending upon the number of holders of fewer than 500 shares on the Effective Date.


      Termination of Exchange Act Registration and Reporting. Shares of Common Stock are currently registered under the Exchange Act. Such registration may be terminated upon application by FragranceNet to the Securities and Exchange Commission if there are fewer than 300 holders of record of the Common Stock or if the number of holders of Common Stock falls below 500 and FragranceNet's total assets have been no more than $10 million at the end of each of its last three fiscal years. If, after termination of registration, on the first date of any of FragranceNet's subsequent fiscal years, the number of stockholders of FragranceNet exceeds (a) 300 and FragranceNet has total assets of more than $10 million or (b) 500, then FragranceNet's reporting obligations under the Exchange Act will be reinstated. In such case, FragranceNet must file an annual report on Form 10-KSB for its preceding fiscal year within 120 days of the end of such fiscal year.

      The board of directors intends to terminate the registration of the Common Stock under the Exchange Act as soon as practicable after the Transaction, if approved, is effected. Termination of registration of shares of the Common Stock would substantially reduce the information required to be furnished by FragranceNet to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to FragranceNet. These provisions include:

      o the beneficial ownership reporting and short-swing profit recovery provisions of Section 16;

      o the requirement to file and furnish proxy material in connection with stockholders' meetings pursuant to Section 14;

      o     the requirement to file periodic and current reports pursuant to
            Section 13; and

      o the requirements of Rule 13e-3 with respect to "going private" transactions.

      Furthermore, affiliates of FragranceNet may be deprived of the ability to dispose of shares of Common Stock pursuant to Rule 144, as amended.

      Effect on Market for Shares. Currently, there is little public trading of the Common Stock. The Common Stock is currently eligible to be traded in the over-the-counter market, both on the OTC Bulletin Board and in the "pink sheets". The Company believes that the Common Stock trades publicly in small volumes on an infrequent basis. The Common Stock will cease to be traded on the OTC Bulletin Board and any trading in the Common Stock after the Transaction may occur only in the "pink sheets" or in privately negotiated sales. There can be no assurance that any trading will occur after FragranceNet terminates the registration of the Common Stock.


      Effect on FragranceNet. The board and each of the Apfels individually estimates that the Transaction would reduce the number of shares of Common Stock of FragranceNet by up to approximately 100,000 shares (approximately 0.6% of the currently outstanding shares) at a cost to FragranceNet (including expenses) of approximately $150,000. See "Costs and Financing of the Transaction". The repurchased fractional shares would be retired. The Transaction would also reduce the number of stockholders of FragranceNet. See "-Effects of the Transaction-Reduction in Number of Stockholders". Termination of registration of the Common Stock would substantially reduce the information required to be furnished by FragranceNet to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to FragranceNet. See "-Effects of the Transaction-Termination of Exchange Act Registration and Reporting". The liquidity and market value of the Common Stock might be adversely affected by the Transaction and by termination of the registration of Common Stock under the Exchange Act. See "-Effects of the Transaction-Effect on Market for Shares". FragranceNet estimates that termination of the registration of the Common Stock under the Exchange Act will save FragranceNet approximately $200,000 per year in legal, accounting and other expenses.


      Effect on Holders of Fewer than 500 shares of Common Stock. Following the Transaction, holders of fewer than 500 shares of Common Stock would receive payment of $0.97 per share for their shares and would cease to be stockholders of the Company. They would have no further interest in FragranceNet with respect to any cashed-out shares and would only have a right to receive cash for these shares. The Company would send Fractional Holders a letter of transmittal as soon as practicable after the Transaction with instructions on how to surrender existing certificate(s) in exchange for the cash payment.

      FragranceNet intends to permit stockholders holding Common Stock in street name through a nominee (such as a bank or broker) to be treated in the Transaction in the same manner as stockholders whose shares are registered in their names and would instruct nominees to effect the Transaction for their beneficial holders. However, nominees may have different procedures and stockholders holding Common Stock in street name should contact their nominees to (a) determine whether or not they are eligible to be cashed out in the Transaction and (b) instruct the nominee as to how the beneficial stockholder wishes to proceed. The Transaction structure will focus on the number of shares held by record holders. Thus, beneficial owners of fewer than 500 shares of Common Stock holding these shares in "street name" will not be required to cash in their shares if the record holder of such shares owns 500 or more shares prior to the Transaction.

      Effect on Unaffiliated Stockholders Who Own 500 or More Shares. With respect to unaffiliated stockholders who own 500 or more shares of Common Stock, the termination of the registration of the Common Stock under the Exchange Act would substantially reduce the information required to be furnished by FragranceNet to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to FragranceNet, which may adversely affect unaffiliated stockholders. See "-Effects of the Transaction-Termination of Exchange Act Registration". The liquidity and market value of the shares of the Common Stock held by unaffiliated stockholders may be adversely affected by the Transaction and by termination of the registration of the Common Stock under the Exchange Act. See "-Effects of the Transaction-Effect on Market for Shares".


      Effect on Affiliated Stockholders. The Transaction would have various effects on stockholders who are affiliates of FragranceNet. The board and each of the Apfels individually expects that the Company's executive officers and directors would continue to beneficially own the same number of shares immediately after the Transaction and the percentage of ownership of the Common Stock held by executive officers and directors of FragranceNet, as a group, would increase by approximately 0.4% of outstanding shares, from approximately 63.2% of the outstanding shares to approximately 63.6% of the outstanding shares. As described under "-Effects of the Transaction-Termination of Exchange Act Registration", if the registration of the Common Stock is terminated under the Exchange Act:


      o executive officers, directors and other affiliates would no longer be subject to any of the reporting requirements and restrictions of the Exchange Act, including the short-swing profit provisions of
            Section 16; and

      o executive officers, directors and other affiliates of FragranceNet might be deprived of the ability to dispose of shares of Common Stock pursuant to Rule 144, as amended.

Special Interests of the Affiliated Persons in the Transaction

      In considering the recommendation of the board of directors with respect to the proposed Transaction, stockholders should be aware that the Company's executive officers and directors have interests in the Transaction that are in addition to, or different from, the stockholders generally. These interests may create potential conflicts of interest and include the following:

      o each executive officer and each director holds more than 500 shares of Common Stock and will, therefore, retain their shares after the Transaction;

      o as a result of the Transaction, the percentage of ownership of Common Stock beneficially owned by the current executive officers and directors of FragranceNet as a group would increase from approximately 63.2% to approximately 63.6% of the outstanding shares of Common Stock; and

      o the legal exposure for directors and executive officers of public companies has increased significantly in the past few years, especially in the aftermath of recent legislation and related regulations. While there are still significant controls, regulations and liabilities for directors and executive officers of private companies, the legal exposure for FragranceNet's directors and executive officers will be reduced after the Transaction.

      The Apfels, FragranceNet's directors, executive officers and controlling stockholders, have each indicated that they intend to vote, or cause to be voted, shares that they directly or indirectly control in favor of the Transaction.

Material U.S. Federal Income Tax Consequences

      The following summarizes certain material federal income tax consequences to FragranceNet and its stockholders that would result from the Transaction. No opinion of counsel or ruling from the Internal Revenue Service has been sought or obtained with respect to the tax consequences of the Transaction. This summary is based on existing U.S. federal income tax law, which may change, even retroactively. This summary does not discuss all aspects of federal income taxation that may be important to you in light of your individual circumstances. In addition, this summary does not discuss any state, local, foreign or other tax considerations. This summary also assumes that you have held and will continue to hold your shares as capital assets for investment purposes under the Internal Revenue Code of 1986, as amended. Stockholders are encouraged to consult their own tax advisor as to the particular federal, state, local, foreign and other tax consequences, in light of their individual circumstances.

      Federal Income Tax Consequences to FragranceNet. The Company believes that the Transaction would be treated as a tax-free "recapitalization" for federal income tax purposes. This should result in no material federal income tax consequences to FragranceNet.

      Federal Income Tax Consequences to Stockholders Owning 500 or More Shares. If you (1) continue to hold the Common Stock immediately after the Transaction, and (2) you receive no cash as a result of the Transaction, you will not recognize any gain or loss in the Transaction and you will have the same adjusted tax basis and holding period in your Common Stock as you had in such stock immediately prior to the Transaction.

      Federal Income Tax Consequences to Fractional Holders. If you receive cash as a result of the Transaction but do not continue to hold the Common Stock immediately after the Transaction, your tax consequences will depend on whether, in addition to receiving cash, a person or entity related to you (as determined by the Internal Revenue Code) continues to hold the Common Stock immediately after the Transaction, as explained below.

      If you (1) receive cash in exchange for the Common Stock as a result of the Transaction but do not continue to hold the Common Stock immediately after the Transaction, and (2) you are not related to any person or entity which holds the Common Stock immediately after the Transaction, you will recognize capital gain or loss. The amount of capital gain or loss you recognize will equal the difference between the cash you receive for your cashed-out stock and your aggregate adjusted tax basis in such stock.

      If you are related to a person or entity who continues to hold the Common Stock immediately after the Transaction (as determined by the Internal Revenue
Code) you will be treated as owning shares actually or constructively owned by such individuals or entities which may cause your receipt of cash in exchange for the Common Stock to be treated first as ordinary dividend income to the extent of your ratable share of FragranceNet's undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining amount will be treated as capital gain. If you are related to a person or entity who continues to hold the Common Stock immediately after the Transaction, you are urged to consult your tax advisor as to the particular federal, state, local, foreign and other tax consequences of the Transaction, in light of your specific circumstances.

      Capital Gain And Loss. For individuals, net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a rate not to exceed 15%. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. In addition, capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations. There are limitations on the deductibility of capital losses.

      Backup Withholding. Stockholders who own fewer than 500 shares of Common Stock would be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) in connection with the Transaction to avoid backup withholding requirements that might otherwise apply. The letter of transmittal would require each such stockholder to deliver such information when the Common Stock certificates are surrendered following the effective time of the Transaction. Failure to provide such information may result in backup withholding.

      Consult Tax Advisor. As explained above, the amounts paid to you as a result of the Transaction may result in dividend income, capital gain income, or some combination of dividend and capital gain income to you depending on your individual circumstances. The U.S. Federal income tax discussion set forth above is based upon present law, which is subject to change possibly with retroactive effect. You should consult your tax advisor as to the particular federal, state, local, foreign and other tax consequences of the Transaction, in light of your specific circumstances.

Conduct of Business After the Transaction

      The Company expects the Company's business and operations to continue as they are currently being conducted and the Transaction is not anticipated to have any effect upon the conduct of such business. Upon termination of the registration of the Common Stock under the Exchange Act, the Company will cease the filing of periodic reports, proxy statements and other reports and documents otherwise required to be filed with the SEC.

      Other than as described in this Proxy Statement, neither FragranceNet nor its management has any current plans or proposals to effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation; to sell or transfer any material amount of its assets; to change its board of directors or management; to materially change its dividend policy or indebtedness or capitalization; or otherwise to effect any material change in its corporate structure or business.

Past Business Combination Discussions

      There have been no recent discussions between FragranceNet or its management and any other party regarding a business combination.

Appraisal Rights

      No appraisal rights are available under the Delaware General Corporation Law to any stockholder who dissents from the proposal to approve the Transaction.

               EXCHANGE OF FRACTIONAL SHARE CERTIFICATES FOR CASH

      Promptly after the Transaction, FragranceNet would mail a letter of transmittal to each holder of a certificate or certificates which immediately prior to the effective time of the Transaction evidenced outstanding shares that appear, based on information available to FragranceNet, to have been converted into the right to receive a cash payment ("Certificates"). The letter of transmittal would:

      o contain a certification for the Fractional Holder to sign stating the number of shares held by the Fractional Holder;

      o     request any other information the Company needs;

      o specify that the risk of loss and title to a Certificate shall pass to FragranceNet only when the Certificate is delivered to FragranceNet; and

      o provide instructions to the Fractional Holder as to how to surrender a Certificate in exchange for the cash payment payable with respect to such Certificate.

      Upon surrender of a Certificate for cancellation to FragranceNet, together with a fully completed and signed letter of transmittal containing the certification that the Fractional Holder holds fewer than 500 shares of Common Stock and any other customary documents required pursuant to such instructions, the Fractional Holder will be entitled to receive a cash payment payable with respect to the shares formerly represented by the surrendered Certificate or Certificates. When a Certificate is surrendered, the Company will cancel it.

      FragranceNet intends to permit stockholders holding Common Stock in street name through a nominee (such as a bank or broker) to be treated in the Transaction in the same manner as stockholders whose shares are registered in their names and will instruct nominees to effect the Transaction for their beneficial holders. However, nominees may have different procedures and stockholders holding Common Stock in street name should contact their nominees. Beneficial owners of fewer than 500 shares of Common Stock in "street name" will not be required to cash in their shares (assuming the record holder holds 500 or more shares).

      FragranceNet (along with any other person or entity to which it may delegate or assign any responsibility or task with respect thereto) shall have full discretion and exclusive authority (subject to its right and power to so delegate or assign such authority) to:

      o make inquiries of any stockholder or other person as it may deem appropriate for purposes of effecting the Transaction; and

      o resolve and determine, in its sole discretion, all ambiguities, questions of fact and interpretation and other matters relating to the Transaction or any letter of transmittal, including, without limitation, any questions as to the number of shares held by any holder immediately prior to the effective time of the reverse stock split. All such determinations by FragranceNet shall be final and binding on all parties.

      For purposes of effecting the Transaction, FragranceNet may in its sole discretion, but shall not have any obligation to do so,

      o presume that any shares of Common Stock held in a discrete account (whether record or beneficial) are held by a person distinct from any other person, notwithstanding that the registered or beneficial holder of a separate discrete account has the same or a similar name as the holder of a separate discrete account; and

      o aggregate the shares held (whether of record or beneficially) by any person or persons that FragranceNet determines to constitute a single holder for purposes of determining the number of shares held by such holder.

      YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE A LETTER OF TRANSMITTAL FROM FRAGRANCENET. LETTERS OF TRANSMITTAL WILL BE MAILED SOON AFTER THE TRANSACTION IS COMPLETED.

                                  ESCHEAT LAWS

      The unclaimed property and escheat laws of each state provide that under circumstances defined in that state's statutes, holders of unclaimed or abandoned property must surrender that property to the state. Fractional Holders whose shares are eliminated and whose addresses are unknown to FragranceNet, or who do not return their stock certificates and request payment, generally will have a limited period of time after the Transaction in which to claim the cash payment.

      For example, with respect to Fractional Holders whose last known addresses are in Delaware, as shown by the Company's records, the period is five years. Following the expiration of that five-year period, Delaware law would likely cause the cash payments to escheat to the State of Delaware.

      For stockholders who reside in other states or whose last known addresses, as shown by the Company's records, are in states other than Delaware, such states may have abandoned property laws which call for either (i) such state to obtain custodial possession of property that has been unclaimed until the owner reclaims it; or (ii) escheat of such property to the state. Under the laws of such other jurisdictions, the "holding period" or the time period which must elapse before the property is deemed to be abandoned may be shorter or longer than as set forth under Delaware law.

                     COSTS AND FINANCING OF THE TRANSACTION

         The costs to FragranceNet related to this Transaction are estimated to be as follows:

                    Item                              Approximate Amount
                    ----                              ------------------
Legal Fees                                                $  30,000
Transfer Agent Fees                                          12,000
Printing and Mailing Costs                                    8,000
Cash-Out of Fractional Shares                               100,000
                                                   --------------------------
                          TOTAL                            $150,000
                                                   ==========================


      The consideration to stockholders and the fees and expenses incurred in connection with the Transaction will be paid from FragranceNet's working capital.

                              FINANCIAL INFORMATION

      FragranceNet hereby incorporates by reference (a) the financial statements and the notes thereto contained in FragranceNet's Annual Report on Form 10-KSB for the fiscal year ended March 31, 2004 (including the report of independent certified public accountants thereon); (b) Management's Discussion and Analysis or Plan of Operation contained in FragranceNet's Annual Report on Form 10-KSB for the fiscal year ended March 31, 2004; (c) the financial statements and notes thereto contained in FragranceNet's Quarterly Reports on Form 10-QSB for the quarters ended June 30, 2004, September 30, 2004 and December 31, 2004; and (d) Management's Discussion and Analysis or Plan of Operation contained in FragranceNet's Quarterly Reports on Form 10-QSB for the quarters ended June 30, 2004, September 30, 2004 and December 31, 2004.

      In addition, the following sets forth certain financial information for FragranceNet and its subsidiaries for and as of the following periods and dates:

           In dollars ($)                             Nine Months Ended                                Year Ended
                                           ----------------------------------------        -------------------------------------
                                           December 31, 2004      December 31, 2003        March 31, 2004         March 31, 2003
                                           -----------------      -----------------        --------------         --------------
Current Assets ...................              4,185,696              2,344,047              1,988,597                773,325
Total Assets .....................              4,411,150              2,461,797              2,164,300                847,125
Current Liabilities ..............              3,218,822              1,807,338              1,604,305                718,875
Total Liabilities ................              3,227,240              1,827,124              1,620,348                725,373
Net Sales ........................             17,799,496             10,806,502             14,705,427             10,499,441
Gross Profit .....................              6,934,129              4,079,999              5,366,396              3,664,769
Income from
Operations .......................              1,006,898                502,494                328,624                 56,820

Net Income .......................                639,959                499,256                407,777                 57,496
Net Income per Common Share (basic
and diluted)......................                  0.04                   0.03                   0.02                   0.00
Ratio of Earnings to
Fixed Charges (1).................                   N/A                    N/A                    N/A                    N/A
Book Value per Share .............                  0.07                   0.03

(1) The Company does not have any fixed charges.



      The Company has not provided any pro forma data giving effect to the proposed Transaction. The Company does not believe that information is material to its stockholders in evaluating the Transaction because the Transaction will not affect the operations of the Company and stockholders who are cashed out will receive all cash.

            BOARD OF DIRECTORS DISCRETION TO ABANDON THE TRANSACTION

      Although the board requests stockholder approval of the proposed amendment to Article FOURTH of FragranceNet's Certificate of Incorporation, the board reserves the authority to decide, in its discretion, to withdraw the proposed amendment from the agenda of the Special Meeting prior to any stockholder vote thereon or to abandon the Transaction after such vote and before the effectiveness of the Transaction, if it determines prior to such effectiveness that the Transaction is not then in the best interest of the Company or its stockholders. Although the board presently believes that the proposed amendment is in the best interests of FragranceNet and its stockholders, and thus has recommended a vote for the proposed amendment, the board nonetheless believes that it is prudent to recognize that, while unlikely, between the date of this Proxy Statement and the effective time of the Transaction, factual circumstances could possibly change such that it might not be appropriate or desirable to effect the Transaction at this time. For example, among the circumstances that might cause the board to abandon the Transaction is the development of a significant risk that the Transaction will fail to achieve the overall goal of reducing the number of record stockholders to fewer than 300, or where the expense of cashing out the stockholders with fewer than 500 shares becomes so high that the Transaction would become financially prohibitive. If the Transaction is not implemented, the Company will be unable to terminate its registration and periodic reporting obligations under the Exchange Act until it has fewer than 300 record holders of Common Stock and satisfies certain other SEC requirements. If the board decides to withdraw the proposed amendment from the agenda of the Special Meeting, the board will notify the stockholders of such decision by announcement at the meeting.

          MARKET PRICE OF AND DIVIDENDS ON FRAGRANCENET'S COMMON EQUITY

      The Company's common stock is traded in the over-the-counter market on the OTC Bulletin Board, under the symbol "FRGN". On May 25, 2005, the Company had approximately 765 stockholders of record. The following table sets forth the range of high and low closing prices per share of shares of Common Stock from April 1, 2001 through May 25, 2005, on the OTC Bulletin Board.

                                               High ($)          Low ($)
                                               --------          -------
Fiscal 2006
      First Quarter (through May 25)             0.94             0.43

Fiscal 2005
     First Quarter                               0.64             0.25
     Second Quarter                              0.75             0.40
     Third Quarter                               0.90             0.65
     Fourth Quarter                              1.22             0.71

Fiscal 2004
     First Quarter                               0.38             0.08
     Second Quarter                              0.37             0.15
     Third Quarter                               0.39             0.20
     Fourth Quarter                              0.65             0.25

Fiscal 2003
     First Quarter                               0.44             0.11
     Second Quarter                              0.15             0.12
     Third Quarter                               0.25             0.05
     Fourth Quarter                              0.16             0.09

Fiscal 2002
     First Quarter                               0.53             0.15
     Second Quarter                              0.53             0.35
     Third Quarter                               0.50             0.16
     Fourth Quarter                              0.34             0.06


      On April 11, 2005, the most recent practicable trading day prior to the announcement of the Transaction, the last reported sales price per share of the Common Stock was $0.85. You should obtain current market price quotations for shares of the Common Stock in connection with voting your shares.

      The highest sale price per share of the Common Stock during the period covered by the preceding table was $1.22 for an intra-day trade on February 22, 2005. The closing price per share of the Common Stock on that date was $1.15.

      No dividends have ever been paid or declared on the Common Stock. The Company does not anticipate paying any dividends in the foreseeable future.

      The Company has not repurchased any shares of Common Stock in the past two years. While the Company has no present plan to do so, after the Transaction has been completed, the Company may, from time to time, repurchase shares of Common Stock pursuant to an odd-lot repurchase program, privately negotiated sales or other transactions. Whether or not the Company seeks to purchase shares in the future will depend on a number of factors, including the Company's financial condition, operating results and available capital at the time.

                                  VOTE REQUIRED

      The proposed Transaction must be approved by the holders of a majority of the issued and outstanding shares of the Common Stock. Any abstention or broker non-vote will have the effect of a vote against the proposed Transaction.

      As of the record date, the executive officers and directors of FragranceNet beneficially owned a total of approximately 63% of the outstanding Common Stock entitled to vote at the Special Meeting. Each executive officer and director of FragranceNet has advised FragranceNet that he or she intends to vote his or her shares in favor of the Transaction.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" PROPOSAL 1 CONCERNING AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO EFFECT A 1 FOR 500 REVERSE STOCK SPLIT, WHICH WOULD BE IMMEDIATELY FOLLOWED BY A 500-FOR-1 FORWARD STOCK SPLIT OF THE COMMON STOCK.

                        DIRECTORS AND EXECUTIVE OFFICERS

      The directors of the Company are also the Company's executive officers. The business address and phone number of each executive officer and director is FragranceNet.com, Inc., 909 Motor Parkway, Hauppauge, New York, 11788, telephone
(631) 582-5204. The Company's directors and executive officers are:

     Name                     Age       Position
Dennis M. Apfel               58        Chairman of the Board of Directors, Chief
                                        Executive Officer and Chief Financial
                                        Officer of the Company
Jason S. Apfel                31        President, Chief Operating Officer and
                                        Director of the Company
Eric J. Apfel                 29        Vice President, Secretary and Director of

     Name                     Age       Position
                                        the Company

      Dennis M. Apfel has been Chairman of the Company since May 14, 2001 and Chief Financial Officer since July 1999. He was President and Chief Executive Officer of TeleScents from April 1997 to April 1998 and Chairman and Chief Executive Officer of TeleScents from April 1998 to July 1999. In December 2002, Mr. Apfel became Chief Executive Officer of the Company. Mr. Apfel is a partner in the law firm of Miller & Apfel in Hauppauge, New York and has been a practicing attorney since 1972.

      Jason S. Apfel has been President of the Company since July 1999 and was Chief Executive Officer of the Company from July 1999 to December 2002. He has been the Chief Operating Officer of the Company since December 2002. He has been President of TeleScents since April 1998. Mr. Apfel was Vice President of TeleScents from April 1997 to April 1998 and from 1995 to April 1997 he was Vice President of a predecessor company of TeleScents which sold fragrances through a toll-free telephone number.

      Eric J. Apfel joined the Company during fiscal year 2003. He is presently Vice President and Secretary of the Company. From July 1998 to November 2001 he was a research analyst covering food, beverage and media companies at Dresdner Kleinwort Wasserstein. From July 1997 to June 1998, Mr. Apfel was an Associate Portfolio Manager at Sanford C.Bernstein & Co. Mr. Apfel is a Chartered Financial Analyst.

      Dennis Apfel and Jason Apfel are father and son; Dennis Apfel and Eric Apfel are father and son; and Jason Apfel and Eric Apfel are brothers.

      All of the Company's directors and executive officers are citizens of the United States. During the past five years, none of such persons has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors or was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

      The stockholders (including any "group," as that term is used in Section 13(d)(3) of the Exchange Act) who, to the knowledge of the board of directors of the Company beneficially owned more than five percent of the Common Stock as of March 31, 2005, and their respective shareholdings as of such date (according to information furnished by them to the Company), are set forth in the following table. Except as indicated in the footnotes to the table, all of such shares are owned with sole voting and investment power.

                                                             Shares of Common Stock              Percent
Name and Address                                               Owned Beneficially               of Class
----------------                                               ------------------               --------
Jason S. Apfel
909 Motor Parkway
Hauppauge, New York 11788                                           4,559,390                      26%

Dennis M. Apfel
909 Motor Parkway
Hauppauge, New York 11788                                           5,982,360                      34%

Philip D. Gunn
c/o Growth Capital Partners, Inc.
520 Madison Avenue
New York, New York 10022                                            2,208,913                      13%

Theodore V. Buerger
394 Bedford Road
Pleasantville, New York                                             1,716,225                      10%


Security Ownership of Directors and Executive Officers

      The following table sets forth, as of March 31, 2005, the number of shares of Common Stock of the Company beneficially owned by each of the Company's directors, each of the Company's executive officers named in the Summary Compensation Table under "Executive Compensation", and all directors and executive officers as a group, based upon information provided by such persons to the Company.

                                                     Shares of Common Stock
Name and Address                                       Owned Beneficially                    Percent of Class
----------------                                       ------------------                    ----------------
Jason S. Apfel                                               4,559,390                             26%
President, Chief Operating Officer and
Director

Dennis M. Apfel                                              5,982,360                             34%
Chairman of the Board,
Chief Financial Officer and Director

Eric J. Apfel                                                  508,000                              3%
Vice President, Secretary and Director

All directors and executive officers as a                   11,049,750                             63%
group

                                  OTHER MATTERS

      The board of directors of the Company does not know of any other matters which may be brought before the Meeting. However, if any such other matters are properly presented for action, it is the intention of the persons named in the accompanying form of Proxy to vote the shares represented thereby in accordance with their judgment on such matters.

Miscellaneous

      If the accompanying form of Proxy is executed and returned, the shares represented thereby will be voted in accordance with the terms of the Proxy, unless the Proxy is revoked. If no directions are indicated in such Proxy, the shares represented thereby will be voted FOR the amendment of the Certificate of Incorporation to effect the Transaction. Any Proxy may be revoked at any time before it is exercised. The casting of a ballot at the Meeting by a stockholder who may theretofore have given a Proxy or the subsequent delivery of a Proxy will have the effect of revoking the initial Proxy.

      All costs relating to the solicitation of Proxies will be borne by the Company. Proxies may be solicited by officers, directors and regular employees of the Company and its subsidiaries, without additional compensation, personally, by mail or by telephone, telecopier or telegram, and the Company may pay brokers and other persons holding shares of stock in their names or those of their nominees for their reasonable expenses in sending soliciting material to their principals. Other than as described above, the Company has not used, and does not intend to use, any officers, directors, employees or corporate assets in connection with the Transaction.

      It is important that Proxies be returned promptly. Stockholders who do not expect to attend the Meeting in person are urged to mark, sign and date the accompanying form of Proxy and mail it in the enclosed return envelope, which requires no postage if mailed in the United States, so that their votes can be recorded.

Annual Report on Form 10-K

      Copies of the Company's Annual Report on Form 10-KSB, including the financial statements for the fiscal year ended March 31, 2004, and other information incorporated by reference herein, all of which have been filed with the Securities and Exchange Commission, will be sent without charge to stockholders to whom this Proxy Statement is mailed upon written request to the Secretary, FragranceNet.com, Inc., 909 Motor Parkway, Hauppauge, New York 11788.

                             ADDITIONAL INFORMATION

      FragranceNet is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the SEC. FragranceNet has filed a Schedule 13E-3 with the SEC in connection with the proposed Transaction. As permitted by the rules and regulations of the SEC, this Proxy Statement does not contain all of the information set forth in the
Schedule 13E-3. The Schedule 13E-3, including exhibits and other filings made by FragranceNet as described above, may be inspected without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the SEC at Room 1024,

Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such materials can also be obtained upon payment of the SEC's prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC's public reference rooms by calling the SEC at 1-800-SEC-0300. The SEC maintains a web site, which contains reports, proxy and information statements and other information regarding registrants that, like FragranceNet, file electronically with the SEC, at the following address: http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superceded for purposes of this Proxy Statement to the extent that a statement contained in this Proxy Statement or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supercedes such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this Proxy Statement.

      The following documents filed with the SEC by FragranceNet have been incorporated into this Proxy Statement by reference: (a) the financial statements and the notes thereto contained in FragranceNet's Annual Report on Form 10-KSB for the fiscal year ended March 31, 2004 (including the report of independent certified public accountants thereon); (b) Management's Discussion and Analysis or Plan of Operation contained in FragranceNet's Annual Report on Form 10-KSB for the fiscal year ended March 31, 2004; (c) the financial statements and notes thereto contained in FragranceNet's Quarterly Reports on Form 10-QSB for the quarters ended June 30, 2004, September 30, 2004 and December 31, 2004; and (d) Management's Discussion and Analysis or Plan of Operation contained in FragranceNet's Quarterly Reports on Form 10-QSB for the quarters ended June 30, 2004, September 30, 2004 and December 31, 2004.

      This Proxy Statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make a proxy solicitation in that jurisdiction. In voting your shares at the special meeting, you should rely only on the information contained or incorporated by reference into this Proxy Statement. We have not authorized anyone to provide stockholders with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated June , 2005. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than that date, and the mailing of this Proxy Statement to stockholders does not create any implication to the contrary.

Hauppauge, New York
June  , 2005

                                                                      APPENDIX A

                              PROPOSED AMENDMENT TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                             FRAGRANCENET.COM, INC.

                           Pursuant to Section 242 of
                      the Delaware General Corporation Law
                      ------------------------------------

      RESOLVED, that Article IV of the Company's Certificate of Incorporation is hereby amended by adding at the end of Article IV the following provisions:

                   Reverse Stock Split and Forward Stock Split

      At   p.m. (New York time) on the effective date of the amendment adding these paragraphs to Article FOURTH ("Effective Date"), each share of Common
Stock, held of record as of   p.m. (New York time) on the Effective Date shall
be and hereby is automatically reclassified and converted, without further action, into one-five hundredth (1/500) of a share of the Common Stock. No fractions of shares shall be issued to any Fractional Holder (as defined below),
and from and after   p.m. (New York time) on the Effective Date, each
Fractional Holder shall have no further interest as a stockholder in respect of such fractions of shares, and in lieu of receiving such fractions of shares shall be entitled to receive, upon surrender of the certificate or certificates representing shares of Common Stock held of record by such Fractional Holder, an amount equal to the fair value of such fractional share as determined by the Board of Directors of the Corporation. A "Fractional Holder" is defined as a
holder of record of fewer than 500 shares of Common Stock as of   p.m. (New
York time) on the Effective Date, who would be entitled to less than one whole share of Common Stock in respect of such shares as a result of such reclassification and conversion.

                                                                      APPENDIX B

                                  FORM OF PROXY

            PROXY - SPECIAL MEETING OF STOCKHOLDERS - JUNE  , 2005

                                  COMMON STOCK

      The undersigned, a stockholder of FragranceNet.com, Inc., does hereby appoint Jason S. Apfel and Dennis M. Apfel, or either of them, each with full power of substitution, the undersigned's proxies, to appear and vote at the Special Meeting of Stockholders to be held on June , 2005, at 10:00 A.M., local time, or at any adjournments thereof, upon such matters as may come before the Meeting.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

      The undersigned hereby instructs said proxies or their substitutes to vote as specified on the reverse side on the following matter and in accordance with their judgment on other matters which may properly come before the Meeting.

                 (Continued and to be Completed on Reverse Side)

A [X] Please mark your votes as in this example.


1. Amendment of Certificate of Incorporation to effect a one-for-five hundred reverse split of the Common Stock (the "Common Stock"), par value $0.01 per share, of the Company.


       FOR [ ]             AGAINST [ ]             ABSTAIN [ ]

The Board of Directors favors a vote "FOR" Item 1.

      THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED AS TO ITEM 1, THEY WILL BE VOTED "FOR" ITEM 1.

      PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

      Stockholder(s) Sign Here   ______(L.S.)   ______(L.S.)  Dated , ______2005


      IMPORTANT: Before returning this Proxy, please sign your name or names on the line(s) above exactly as shown hereon. Executors, administrators, trustees, guardians or corporate officers should indicate their full titles when signing. Where shares are registered in the names of joint tenants or trustees, each joint tenant or trustee should sign.

                                      B-2